Exhibit 99.h(2)

SUB-ADMINISTRATION AND
SUB-FUND ACCOUNTING AGREEMENT

THIS SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of July 1, 2006, by and between BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation, and VICTORY CAPITAL MANAGEMENT INC. (“VCM”), a New York corporation.

WHEREAS, VCM acts as administrator and fund accountant for the Victory Portfolios and the Victory Variable Insurance Funds (each, a “Trust” and collectively, the “Trusts”), each of which is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) pursuant to an agreement between VCM and the Trusts dated July 1, 2006 (the “Trusts/VCM Agreement”);

WHEREAS, VCM desires to retain BISYS as sub-administrator and sub-fund accountant for the Trusts to perform certain administration and fund accounting services for the Trusts and each investment portfolio of the Trusts, as now in existence and listed on Schedule D to this Agreement, or as hereafter may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services set forth herein for VCM.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

1.             Retention of BISYS.

VCM hereby appoints BISYS as a sub-administrator and sub-fund accountant of VCM.  BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent VCM, the Trusts or the Funds in any way, and shall not be deemed an agent of VCM, the Trusts or any Funds.

2.             Responsibilities of BISYS, VCM and the Trusts.

BISYS shall perform the administration services set forth in Schedule A to this Agreement and the fund accounting services set forth in Schedule B to this Agreement.  BISYS shall perform such other services, and furnish such other reports, for the Funds that are mutually agreed upon by the parties from time to time, for which VCM will pay BISYS the amounts agreed upon between them.  This Agreement uses the term “Services” to refer to the services described in the Schedules A and B, as well as additional services as agreed by the parties.  BISYS agrees to maintain a program to measure and report to VCM mutually agreed upon operating statistics with respect to the Services.

BISYS may, at its expense, utilize agents in its performance of its services; provided, however, that (i) the approval of VCM shall be required to establish an arrangement in which an agent of BISYS acts as sub-administrator or sub-fund accountant (“Agent”); and (ii) any agent (including any Agent) retained by BISYS shall be the agent of BISYS and not the agent of VCM, and BISYS shall be fully responsible for the acts of any such agent (or Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Agent).  In the event that an Agent is retained by BISYS at the request or instruction of VCM, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

In order to permit BISYS to perform its obligations under this Agreement, BISYS requires that this Agreement contain certain representations, warranties, covenants and other provisions of VCM that are applicable to the Trusts (collectively, the “Trust Obligations”).  Because the Trusts are not parties to this Agreement, VCM will use all commercially reasonable efforts to ensure that the Trusts comply with all Trust Obligations.  BISYS will have no liability to VCM or the Trusts arising out of or related to any failure by BISYS to comply with any provision of this Agreement, to the extent such failure is the result of any failure by either Trust or both Trusts to comply with any Trust Obligation.

3.             Allocation of Charges and Expenses.

BISYS shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as provided herein; provided, however, that VCM shall reimburse BISYS for its reasonable travel and related expenses incurred in attending meetings of the Boards of Trustees of the Trusts (the “Boards”) in its capacity as sub-administrator and sub-fund accountant.  BISYS shall also furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement.  BISYS shall pay all compensation, if any, of officers of the Trusts who are its own officers, employees or directors or who are officers employees or directors of its affiliated entities.  Unless otherwise specifically provided herein, BISYS shall not be obligated to pay the compensation of any employee or agent of the Trusts (who is not an officer employee or director of BISYS or its affiliated entities) retained by the Boards.

BISYS will not be responsible for paying any other expenses incurred in the operation of the Funds that are not otherwise allocated herein, including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, costs of maintaining corporate existence, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information (the “SAI”), proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds (“Shares”), the cost of custodial services, transfer and dividend disbursing agents’ fees, the cost of initial and ongoing registration of the Shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS, Trust meetings, insurance, interest, brokerage costs and commissions, if any, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.             Compensation of BISYS.

(a)           VCM shall pay BISYS the fees set forth in Schedule C to this Agreement for the services described in Schedules A and B.  For purposes of determining fees, the value of each Fund’s net assets shall be computed in accordance with the terms of the Fund’s Prospectus.

(b)           If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS’  compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule C.

(c)           All rights of compensation under this Agreement for Services performed as of the termination date shall survive the termination of this Agreement.

(d)           Notwithstanding any provision in this Agreement to the contrary, all amounts paid by VCM to BISYS pursuant to this Agreement shall be paid by VCM only from amounts it receives from the Trust under the administration and fund accounting agreement between VCM and the Trusts (the “Trust/VCM Agreement”), unless VCM and BISYS agree otherwise in writing.

5.             Term.

(a)  Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2009 (such period, the “Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).  This Agreement may be terminated: (i) by provision of a written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be; (ii) by mutual agreement of the parties; (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause; or (iv) by VCM upon sixty (60)days written notice to BISYS, provided that VCM otherwise complies with its obligation to pay liquidated damages where applicable.  In addition, VCM may terminate this Agreement upon sixty (60)days advance written notice to BISYS in the event that VCM’s services under the Trust/VCM Agreement are terminated; provided, however, that such termination will be subject to payment of liquidated damages pursuant to Section 5(d) of this Agreement.

(b) For purposes of this Section 5, “Cause” shall mean (i) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.  BISYS shall not terminate this Agreement pursuant to clause (i) above based solely upon VCM’s failure to pay an amount to BISYS which is the subject of a good faith dispute, if (x) VCM is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) VCM continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

 (c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the Services with the consent of VCM, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by VCM upon such termination shall be immediately due and payable upon and notwithstanding such termination.  In the event of a termination other than a termination for cause, BISYS shall be entitled to collect from VCM, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to VCM, and/or other parties of the Funds’ property, records, instruments and documents.  Subsequent to such termination, for a reasonable fee, BISYS will provide VCM with reasonable access to any Trust documents or records remaining in its possession and provide such documents to any successor administrator or fund accountant.

(d) If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) “Cause” for termination of BISYS hereunder, BISYS’ services are terminated hereunder, BISYS is replaced as sub-administrator or sub-fund accountant, or if a third party is added to perform a substantive portion of the services to be provided by BISYS under this Agreement (excluding any Agent appointed as provided in Section 2 hereof), during the Initial Term, then a one-time cash payment shall be made to BISYS by VCM or the Trust, in consideration of the fee structure and services being provided by BISYS under this Agreement, and not as a penalty, equal to the balance that would be due BISYS for its services under this Agreement during (x) the next nine (9) months or (y) if less than nine (9) months remain until the end of the Initial Term, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average fees payable to BISYS by VCM monthly during the nine (9) months prior to the date that BISYS’ services are terminated hereunder, BISYS is replaced as sub-administrator or sub-fund accountant, or a third party is added to perform a substantive portion of the services to be provided by BISYS under this Agreement (excluding any Agent appointed as provided in Section 2 hereof); provided, however, that this liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons, as determined by the Board.  This provision, and any obligation by VCM or the Trust to pay liquidated damages, shall not apply if a third party is substituted for BISYS for “Cause.”

(e)  The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

(f)        The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

(g)       With respect to any termination of this Agreement occurring during a Rollover Period, the Trust shall not be obligated to pay to BISYS any amounts pursuant to this Agreement other than fees and out-of-pocket expenses in accordance with Section 5(c) of this Agreement.

6.             Standard of Care; Uncontrollable Events; Limitation of Liability.

BISYS shall use reasonable professional diligence in the performance of Services, but shall not be liable to VCM for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  BISYS shall maintain and test an adequate disaster recovery and business continuity plan reasonably designed to safeguard the confidential information and data received by BISYS pursuant to this Agreement.  Such disaster recovery and business continuity plan will provide for recovery times consistent with the prevailing standards in the mutual fund administration and fund accounting industries.  Upon VCM’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.  Notwithstanding the foregoing or any other provision of this Agreement, BISYS does not assume any responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond BISYS’ reasonable control include, without limitation, force majeure events.  Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party.  In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption or damages to the Trusts.

BISYS shall provide VCM, at such times as VCM may reasonably request, copies of reports rendered by independent public accountants on its internal controls and procedures relating to the services provided by it under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.             Legal Advice.

BISYS may rely on written advice provided by Fund Counsel or other expert authorized in writing by the Trust, provided that Fund Counsel is not obligated to provide advice to BISYS for any reason or for no reason.  In no event shall BISYS be liable to the Trust, or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to written advice provided by an expert explicitly authorized by the Trust.

8.             Instructions / Certain Procedures, etc.

BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of VCM.  Unless BISYS is otherwise aware of such change of authority, BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trusts or VCM until receipt of actual notice thereof from VCM.

VCM shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of BISYS.  Unless VCM is otherwise aware of such change of authority, VCM will not be held to have notice of any change of authority of any officers, employees or agents of BISYS until receipt of actual notice thereof from BISYS.

In performing the Services, BISYS may rely conclusively upon the terms of the Prospectuses and SAIs relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust.  BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, excluding BISYS employees.

9.             Indemnification.

VCM agrees to indemnify and hold harmless BISYS, and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from BISYS’ performance of the Services or based, if applicable, upon its reasonable reliance on information, records, instructions or requests pertaining to the Services, that are given or made to it by VCM, or other authorized agents of VCM with which BISYS must interface in providing the Services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

BISYS shall indemnify, defend, and hold VCM, and its directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder.  In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.  As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10.           Record Retention, Confidentiality and Audit.

(a) BISYS shall keep and maintain all books and records that BISYS receives with respect to the Services and that are required to be kept pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act.  BISYS further agrees that all such books and records shall be the property of VCM.  BISYS shall surrender such documents promptly to VCM on request, and make them available for inspection by VCM, or by the Securities and Exchange Commission (the “SEC”) upon demand.

(b) BISYS shall otherwise keep confidential all books and records relating to each Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) as requested or authorized by VCM (including pursuant to its policies and procedures).  BISYS shall provide VCM with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable.

(c)           (i)  VCM, its accountants, auditors, representatives and any Federal or state governmental or quasi-governmental officials with regulatory authority over VCM (collectively, “Audit Teams”) shall have the right, upon reasonable advance written notice, during BISYS’ normal business hours and without unreasonable disruption to BISYS’ business, during the term of this Agreement and for up to six months thereafter:

(A)          to conduct a reasonable examination of all books, records, documents, other writings and information, whether in hard copies, electronic form or otherwise, relating to the Services at the location(s) where BISYS maintains such books, records, documents, writings and information;

(B)           to conduct a reasonable audit of all books, records, documents, writings and information relating to the Services, together with revenues collected and payments made by BISYS with respect to the Services and all other elements of this Agreement and the compensation paid or payable hereunder, and to conduct reasonable systems control and security audits with respect to the Services; and

(C)           to conduct such other reasonable examinations, tests or investigations with respect to the Services as VCM or any Audit Team may deem necessary or desirable.

(ii)  VCM and each Audit Team shall have a right to copies of all such books, records, documents, writings and information with respect to the Services as any of them may reasonably request, provided that VCM shall reimburse BISYS for all out-of-pocket costs incurred by BISYS in making and delivering such copies.  In addition, VCM shall have the absolute right to take possession of all or any originals of such books, records, documents, writings and information at any time, provided that VCM shall provide copies to BISYS of any specific items as BISYS may reasonably request.  BISYS shall make available to VCM any SAS 70 report obtained by BISYS with respect to the Services.

(iii)  VCM shall not conduct any such audit, inquiry, examination, test or investigation more than once in any 12 month period unless requested to do so by Federal or state governmental or quasi-governmental officials with regulatory authority over VCM, or by the Trust.  BISYS shall provide, and shall cause its personnel to provide, reasonable cooperation in connection with any such audit, inquiry, examination, test or investigation.

(iv)  VCM shall be responsible for the costs or expenses of any such audits, inquiries, examinations, tests or investigations by VCM or the Audit Teams unless such audit, inquiry, examination, test or investigation discloses convincing evidence of fraud or willful misconduct by BISYS with respect to the Services involving more than a de minimis amount, in which event BISYS shall promptly reimburse VCM for the cost of such audit, inquiry, examination, test or investigation.

(v)  To the extent that any examination, audit or investigation discloses any shortfall or discrepancy which results in monies being owed to VCM or to BISYS, each party shall promptly pay the owed amount to the other party.

(vi) VCM shall be entitled to the benefit of any audit and inspection rights with respect to BISYS’ subcontractors and Agents that BISYS may grant to VCM pursuant to the applicable contract between BISYS and such subcontractor or Agent.

(d)  In the event that BISYS knows or reasonably believes that there has been any unauthorized acquisition of or access to data (“Unauthorized Access”) with respect to the Trusts that occurred at BISYS’ facilities, through BISYS’ systems or computers (via theft, hacking or other intrusion), or through any other medium owned or operated by BISYS, its employees, Agents, subcontractors or Affiliates, that compromises the security, confidentiality, or integrity of “personal non-public information” (meaning, for the purposes of this section, a person’s name, social security number, telephone number, driver’s license or state ID number, account number, credit/debit card account number, access code, password, identification number, security code, or similar information) maintained by or for BISYS, BISYS shall take the following actions:

(i)  promptly notify VCM of such Unauthorized Access;

(ii)  identify to VCM at no cost to VCM what specific data, by customer and/or account number if possible, has or may have been accessed, to the extent that BISYS is able to make such determination;

(iii)  monitor any affected accounts for any unusual activity (if appropriate) for an agreed-upon period;

(iv)  use commercially reasonable efforts to contain and control the incident to prevent further Unauthorized Access;

(v)  use commercially reasonable efforts to remedy the circumstances that permitted such Unauthorized Access to occur;

(vi)  cooperate with VCM as is reasonably necessary to facilitate VCM’s compliance with any applicable federal or state law regarding Unauthorized Access of personal information; and

(vii) where applicable, indemnify VCM in accordance with Section 9 of this Agreement with respect to such Unauthorized Access.

11.           Return of Records.

BISYS shall promptly upon VCM’s demand, turn over to VCM and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement which are no longer needed by it in the performance of its services or for its legal protection.

12.           Representations and Warranties of VCM.

VCM represents and warrants to BISYS that:

(a)                                  VCM is a corporation duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)                                 It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)                                  It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

(d)                                 This Agreement has been duly authorized by VCM and, when executed and delivered by VCM, will constitute a legal, valid and binding obligation of VCM, enforceable against VCM in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(e)                                  This Agreement has been disclosed to the Boards, and VCM has provided all such information to the Boards as may be appropriate (or as has been requested by the Boards) in connection with the Boards’ review of the arrangements contemplated under this Agreement, including amounts to be expended by VCM under this Agreement.

13.           Representations and Warranties of BISYS.

BISYS represents and warrants to VCM that:

(a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with the Services;

(d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its’ equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder;

(e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(f)  It will maintain sufficient and experienced personnel and an adequate infrastructure to enable it to perform its obligations hereunder.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED

INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

14.           Insurance.

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon the request of VCM, BISYS shall provide evidence that coverage is in place.  BISYS shall notify VCM should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled.  Such notification shall include the date of cancellation or reduction and the reasons therefore.  BISYS shall notify VCM promptly of any material claims against it with respect to the Services, whether or not they may be covered by insurance, and shall notify VCM promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

15.           Information to be Furnished by VCM.

(a)           VCM will furnish to BISYS the following upon request:

(i) A copy of each Trust’s Trust Instrument and any amendments thereto;

(ii) A copy of each Trust’s By-laws and any amendments thereto;

(iii) A certified list of all officers of the Funds, including the Funds’ AML Compliance Officer, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters. Any delay in delivery of this list shall not relieve BISYS of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to BISYS;

(iv) A copy of each Trust’s anti-money laundering program, (“AML Program”), including any related policies and procedures;

(v)           Each Trust’s most recent Post-Effective Amendment to its Registration Statement(s) under the Securities Act of 1933, as amended (the “1933 Act”), and under the 1940 Act, on Form N-1A as filed with the SEC relating to the Shares and any further amendment thereto;

(vi)          Notification of registration of VCM under the Investment Adviser’s Act of 1940 on Form ADV as filed with the SEC;

(vii)         Prospectuses and SAIs of the Trust with respect to the Funds (such prospectuses and SAIs, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually, the “Prospectus” and collectively, the “Prospectuses”); and

(viii)        The Trust’s disclosure controls and procedures (the “Trust DCPs”).

(b)           VCM shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15(a) hereof, forthwith upon such amendments or changes being adopted or becoming effective.  In addition, VCM will use its best efforts to insure that the Trusts do not amend the Trusts’ Prospectuses, SAIs, AML Program or the Trust DCPs if such amendment might have the effect of materially changing the procedures employed by BISYS in providing the Services or if such amendment might materially affect the duties of BISYS hereunder, unless VCM first obtains BISYS’ approval of such amendments or changes, which approval shall not be withheld unreasonably.  In the event that the Trusts do amend the Prospectuses, SAIs, AML Program or Trust DCPs so as to materially change the procedures employed by BISYS in providing the Services, or if such amendment materially affects the duties of BISYS hereunder, BISYS will not be bound by such amendment unless BISYS gives its prior approval of such amendments or changes.

(c)           BISYS may rely on all documents furnished to it by the Trusts and VCM and its agents in connection with the Services, including any amendments to or changes in any of the items to be provided by VCM pursuant to Section 15(a), and shall be entitled to indemnification in accordance with Section 9 above with regard to such reliance.

(d)           VCM represents and warrants that: (i) the provision of certain officers of the Trust by BISYS, as provided in Section 17 of this Agreement, has been approved by the Boards, and (ii) each of the individuals nominated by BISYS as the Trust’s AML Compliance Officer or Financial Officer has been approved and appointed as an officer of the Trust by the Boards.

(e)           BISYS shall be deemed to have received any document with respect to the Trust that is filed with the SEC and available on EDGAR, unless the Trust files such document without BISYS’ knowledge.

16.           Information Furnished by BISYS.

BISYS will furnish to VCM upon request, evidence of the approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

17.           Compliance with Laws; Provision of Executive Officers

(a)                 Prospectus and Public Offering.  Except for information BISYS is obligated to keep pursuant to Section 10 hereof and as specifically provided in the schedules hereto, BISYS assumes no responsibility for the preparation, contents, and distribution of any Prospectus of a Trust or a Trust’s compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.  BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Trusts’ shares except to the extent BISYS receives payments from the Trusts pursuant to Rule 12b-1.  VCM represents and warrants that all shares of each Trust that are offered to the public are covered by an effective registration statement under the 1933 Act.

(b)                Anti-Money Laundering.  VCM represents and warrants that each Trust acknowledges that such Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act and shall comply with such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the “Applicable AML Laws”) in all relevant respects, except to the extent a Trust is exempted in part or whole thereunder.

(c)     Provision of AML Compliance Officer.

Subject to the provisions set forth in Section 17(b) above, this Section 17(c), and Section 17(e) below, BISYS agrees to make available to the Trusts a person to serve as the Trusts’ AML Compliance Officer (“AML Compliance Officer”).  BISYS’ obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trusts, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trusts.  Subject to VCM contractually agreeing with each Trust that the Trusts’ cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trusts in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

VCM shall provide copies of all books and records of the Trusts, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trusts.  Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trusts), and each party also agrees otherwise to assist the other party (and the AML Compliance

Officer) in complying with the requirements of the AML Program and Applicable AML Laws.

Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction.  The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

(d)     Provision of Certifying Officer

Subject to the provisions of this Section 17(d) and Section 17(e) below, BISYS shall make a BISYS employee available to each Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of such Trust or under such other title to perform similar functions (a “Certifying Officer”).  BISYS’ obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to each Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of such Trust.  BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS’ reasonable discretion, taking into account such person’s responsibilities concerning, and familiarity with, each Trust’s operations; provided, however, that any such employee selected by BISYS is subject to Board approval.

For so long as BISYS provides a Certifying Officer, VCM shall contractually agree with the Trusts that (a) there shall be a DCP Committee (as defined below), and (b) each Trust’s DCP’s shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of Form N-CSR, Form N-Q, and any other forms required to be certified pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (collectively, “SO Laws” and such forms, collectively, “Reports”), and the parties shall comply with such procedures in all material respects.  Among other things, the procedures shall provide as follows:

(A)            BISYS and VCM shall establish and maintain a Disclosure Controls and Procedures Committee (the “DCP Committee”) to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act.  The DCP Committee shall include (at a minimum) each Trust’s President, Chief Financial Officer,

Chief Compliance Officer, and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust’s agents that records, processes, summarizes, or reports information contained in Trust Reports (or any information from which such information is derived), including the Funds’ investment advisors, custodians, and other service providers to the Trust or any Fund (“Other Providers”).  BISYS and VCM may from time to time request appropriate approvals from the Board with respect to the DCP Committee and the Trust DCPs.

(B)              Each Trust shall require (A) that sub-certifications on internal controls, upon which the Certifying Officer may rely in certifying Reports, be provided by Other Providers in form and content reasonably acceptable to the Certifying Officer and consistent with the SO Laws, and (B) that such sub-certifications are delivered to the DCP Committee and the Certifying Officer sufficiently in advance of the DCP Committee meeting described in (iii) below.  BISYS shall obtain such sub-certifications from such Other Providers.

(C)              The DCP Committee shall (A) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review, (B) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (C) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Trust DCPs as required by the instructions to Form N-CSR or Form N-Q.  In conducting its review and evaluations, the DCP Committee shall:

A.  review SAS 70 reports pertaining to BISYS and Other Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider.  In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

B.  consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust

DCPs or internal controls over financial reporting that could adversely affect the Trust’s ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust’s Certifying Officers, audit committee, and auditors;

C.  consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose to the Certifying Officers, and the Trust’s Audit Committee and independent registered public accounting firm; and

D.  determine whether there was any change in internal controls over financial reporting that occurred during the Trust’s second quarter of the period covered by the Report for Reports on Form N-CSR or during the most recent fiscal quarter for Reports on Form N-Q that has materially affected or is reasonably likely to materially affect, the Trust’s internal control over financial reporting.

A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

VCM shall contractually agree with each Trust that the Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under SO Laws.  Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, VCM shall contractually agree with each Trust that the Trust shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust’s DCPs in accordance with applicable laws.

(e)       Additional Provisions Concerning Executive Officers.

It is mutually agreed and acknowledged by the parties that any Certifying Officers provided by BISYS under the provisions of this Section 17 will be executive officers of each Trust (“Executive Officers”).  In addition, the parties agree that an AML Compliance Officer provided by BISYS shall be considered an Executive Officer of the Trust for purposes of this Section 17(e).  The provisions of Sections 17(c) - (d) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the “BISYS Policies”), a copy of which shall be provided to VCM upon request.  BISYS shall also provide to VCM any amendments or changes to the BISYS Policies, and VCM will not be bound by any amendments or changes to the BISYS Policies that materially change VCM’s obligations under this Agreement unless VCM gives its prior approval of such amendments or changes.

VCM shall contractually agree with each Trust that the Trust’s governing documents (including its Trust Instrument and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

VCM shall contractually agree with each Trust that the Trust shall provide coverage to each Executive Officer under the Trust’s directors and officers liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to other officers holding positions of executive management.

In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies; (b) a violation of SO Laws, Applicable AML Laws, or Federal or state securities laws and regulations applicable to the Trust (“Applicable Securities Laws”), or (c) any action or inaction by the Trust that is inconsistent with the terms of this Agreement governing the services of such Executive Officer that is not primarily caused by the failure of such Executive Officer or BISYS to meet their own obligations under applicable laws and this Agreement.  In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

VCM shall promptly notify BISYS of any issue, matter or event of which VCM becomes aware that would be reasonably likely to result in any claim by the Trust, the Trust’s shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of SO Laws and other applicable laws).

Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that BISYS cannot ensure that the Trusts comply with Applicable AML Laws, the Applicable Securities Laws or SO Laws.

It is understood by the parties to this Agreement that the federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights or responsibilities that either party my have under federal securities laws.

18.           Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to VCM, to it at Victory Capital Management, Inc., Investment Products Group, 127 Public Square, Cleveland, OH 44114, Mailcode: OH-01-27-1414 Attn: Michael Policarpo, with a copy to Greg Edgehouse, 127 Public Square, 2nd Floor, Mailcode:  OH-01-27-0200, Cleveland, Ohio 44114-1306, and to Jay G. Baris, Esq. Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn:  President, with a copy to General Counsel, The BISYS Group, Inc., 105 Eisenhower Pkwy, Roseland, NJ 07068 or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19.           Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.  This Section 19 shall not limit or in any way affect BISYS’ right to appoint an agent pursuant to Section 2 hereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.           Governing Law.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.                               Activities of BISYS.

The Services are not to be deemed to be exclusive.  BISYS is free to render such Services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trusts are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trusts, and that BISYS may be or become interested in the Trusts as a Shareholder or otherwise.

22.                                 Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trusts provided by, or at the direction of the Trust or VCM to BISYS, or collected or retained by BISYS in the course of performing its duties under this Agreement, shall be considered confidential information.  BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Funds except at the direction of VCM or the Funds or as required or permitted by law.  BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds.  VCM represents to BISYS that the Trust has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

23.                                 Miscellaneous.

(a)                                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)                                 This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)                                  This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)                                 No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement.  For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

(e)                                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24.                                 Rights of Ownership.

All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS.  All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of VCM.  All such records and other data which is the property of VCM shall be furnished to VCM in appropriate form as soon as practicable after termination of this Agreement for any reason.

25.                                 Conflicts of Interest and Material Information.

(a)  Conflicts of Interest.  BISYS shall develop policies and procedures reasonably designed to identify actual and potential conflicts of interest that may affect the delivery of the Services to the Funds (“Fund Related Conflicts of Interest”).  At a minimum, the policies and procedures shall provide that BISYS shall communicate to the Board any Fund Related Conflicts of Interest of which it becomes aware in accordance with its policies and procedures.

(b)  Material Information.  In addition to any information that the Board may reasonably request, BISYS shall provide to the Board all information of which it becomes aware with respect to BISYS or any of its affiliates that could reasonably be expected to have a material adverse impact on BISYS’ ability to provide the Services to VCM and the Trusts, except where provision of such information is prohibited by law or contract.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:
Name:	David C. Brown
Title:	Senior Managing Director

BISYS FUND SERVICES OHIO, INC.

By:
Name:	Chuck Calo
Title:	Senior Vice President

SCHEDULE A

TO THE AGREEMENT
BETWEEN VCM AND BISYS FUND SERVICES OHIO, INC.

SUB -ADMINISTRATION SERVICES

1.                                       Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate;

2.                                       Calculate all capital gain and distribution information relating to the Funds and its shareholders;

3.                                       Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable each Trust to make a continuous offering of its Shares;

4.                                       Prepare drafts of the annual report to Shareholders and certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;

5.                                       Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

6.                                       Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

7.                                       Coordinate the filing of the Trust’s tax returns, including federal, state, local and excise tax returns; issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

8.                                       Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS’ services hereunder, except as otherwise provided in this Agreement, upon designation as such by the Boards;

9.                                       Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

10.                                 Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended.  In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

11.                                 Assist the Trust in developing portfolio compliance procedures for each Fund. BISYS, together with VCM, will also provide the Boards with quarterly results of compliance reviews;

12.                                 Report to the Boards regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

13.                                 Provide assistance and guidance to VCM with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto. Assistance to be provided at VCM’s request with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.

14.                                 Provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants including compiling data and other information as necessary;

15.                                 Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

16.                                 To assist the Trust in connection with its obligations under SO Laws, BISYS will internally establish and maintain its own controls and procedures (“BISYS internal controls”) designed to ensure that information recorded, processed, summarized, or reported by BISYS on behalf of the Trust and included in Reports is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the SEC’s rules and forms and the Trust DCPs, and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs.

Solely for the purpose of providing any Certifying Officer with a basis for certification, BISYS will (i) provide a sub-certification with respect to the Services during any fiscal period in which BISYS served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate.  In rendering any such sub-certification, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Providers to the Trust, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s);

VCM shall assist and cooperate with BISYS (and shall cause its officers, and Other Providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust’s Form N-CSR, and Form N-Q, including Trust financial statements, so that BISYS may submit a draft Report to the DCP Committee prior to the date the relevant Report is to be filed;

17.                                 File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;

18.                                 Provide financial information for (i) the annual updates to each Trust’s registration statement on Form N-1A; and (ii) supplements to the Trusts’ Prospectuses and SAIs;

19.                                 Notify VCM and Fund counsel of all Trust documents filed by BISYS with the SEC; and

20.                                 Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards;

SCHEDULE B

TO THE AGREEMENT
BETWEEN VCM AND BISYS FUND SERVICES OHIO, INC.

FUND ACCOUNTING SERVICES

BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the 1940 Act, as amended (the “Rule”):

a.                                       Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

b.                                      General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

c.                                       Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

d.                                      A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

All such books and records shall be the property of the applicable Trust, and BISYS agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Trust; except when requested to divulge such information by duly-constituted authorities or court process, or when requested by the Trust.

In addition to the maintenance of the books and records specified above, BISYS shall perform the following account services daily for each Fund:

a.                                       Calculate the net asset value per Share utilizing prices obtained from the sources described below;

b.                                      Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from VCM or each Fund’s designee, as approved by the Boards;

c.                                       Verify and reconcile with the Funds’ custodian all daily trade activity;

d.                                      Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

e.                                       Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

f.                                         Calculate the dividend and capital gain distribution, if any;

g.                                      Calculate the yield;

h.                                      Provide the following reports:

(i)                                     a current security position report;

(ii)                                  a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order);

(iii)                               a broker commission report; and

(iv)                              a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); and

i.                                          Such other similar services with respect to a Fund as may be reasonably requested by VCM.

SCHEDULE C

TO THE AGREEMENT
BETWEEN VCM AND BISYS FUND SERVICES OHIO, INC.

FEES

VCM shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties shall agree the following fees for the services provided under this Agreement at the annual rates set forth below.  For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all Funds together.  The fees are accrued daily and paid monthly.

Asset-Based Fees

0.05% of the first $8 Billion in aggregate net assets of all Funds; plus

0.02% of aggregate net assets of all Funds from in excess of $8 Billion to $12 Billion; plus

0.01% of aggregate net assets of all Funds in excess of $12 Billion

Reimbursed Expenses and Additional Fees

(a)          In addition to the above Fees, BISYS will be reimbursed by VCM for reasonable out of pocket expenses incurred by it in providing the Services, including without limitation:

(i)                                     All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with VCM, the Trusts or the Trusts’ custodian, broker-dealers, shareholders or others as required for BISYS to perform the Services;

(ii)                                  The cost of microfilm or microfiche of records or other electronic storage of Trust records and other materials;

(iii)                               All freight and other delivery and bonding charges incurred in delivering materials to and from the Trust, its investment advisers and custodian;

(iv)                              All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials;

(v)                                 Costs of tax data services, including software used to calculate wash sales;

(vi)                              Costs of rating agency services;

(vii)                           A proportionate share of one-half of the cost of BISYS’ SAS 70 fund accounting report;

(viii)                        All out of pocket costs incurred in connection with BISYS’ provision (if applicable, under Section 17 of this Agreement) of Trust officers and in connection with the Services, including, without limitation, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board meetings and any other meetings for which such attendance is requested or agreed upon by the parties; and

(ix)                                Any expenses incurred at the written direction of an officer of the Trust; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

(b)         In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

(i)                                     Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)                                  Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by BISYS to fair value information vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

(iii)                               Fees for tax calculations of Trust Preferred, CPDI and other complex securities; provided, however, that BISYS will give VCM advance notice of any such expense;

(iv)                              System development fees, billed at a mutually agreed upon rate as approved by VCM, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services; and

(v)                                 Fees for development of any custom interfaces, billed at a mutually agreed upon rate.

SCHEDULE D

TO THE AGREEMENT
BETWEEN VCM AND BISYS FUND SERVICES OHIO, INC.

FUNDS

Victory Portfolios

Victory Balanced Fund
Victory Convertible Fund
Victory Diversified Stock Fund
Victory Established Value Fund
Victory Federal Money Market Fund
Victory Financial Reserves Fund
Victory Focused Growth Fund
Victory Fund for Income
Victory Gradison Government Reserves Fund
Victory Intermediate Income Fund
Victory Institutional Money Market Fund
Victory National Municipal Bond Fund
Victory Ohio Municipal Bond Fund
Victory Ohio Municipal Money Market Fund
Victory Prime Obligations Fund
Victory Small Company Opportunity Fund
Victory Special Value Fund
Victory Stock Index Fund
Victory Tax-Free Money Market Fund
Victory Value Fund

Victory Variable Insurance Funds

Victory Variable Insurance Diversified Stock Fund